Exhibit 99.1

Stereotaxis and Johnson & Johnson’s Biosense Webster

Extend Development Alliance and Supply Agreement

ST. LOUIS, MO, June 25, 2018 – Stereotaxis, Inc. (OTCQX: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, announced today that it has entered into an amendment to the long-term Development Alliance and Supply Agreement with Johnson & Johnson’s Biosense Webster, Inc. The amendment ensures the continued global availability of Biosense Webster’s family of commercially-available magnetic ablation catheters, and extends the existing arrangement under which Stereotaxis receives a royalty on the sale of those catheters, through December 31, 2022. The agreement does not modify the current non-exclusive nature of the collaboration.

“We appreciate the long-term collaboration with Biosense and look forward to continuing to provide the benefits of our joint technologies to patients and physicians in electrophysiology,” commented David Fischel, Chairman and CEO of Stereotaxis.

Biosense Webster manufactures and supplies the electrophysiology community with four magnetic cardiac ablation catheters designed to be navigated with Stereotaxis’ robotic technology: NAVISTAR® RMT THERMOCOOL®, NAVISTAR® RMT, CELSIUS® RMT THERMOCOOL®, and CELSIUS® RMT.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com